EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150

EMEA Accepts Pharmion’s Marketing Authorization Application
for VidazaTM (azacitidine for injectable suspension) for Review

     BOULDER, Colo., Sept. 21, 2004 — Pharmion Corporation (Nasdaq:PHRM) announced today that the Agency for the Evaluation of Medicinal Products (EMEA) has accepted for review the Company’s Marketing Authorization Application (MAA) for Vidaza for the treatment of Myelodysplastic Syndromes (MDS).

“We are pleased that the EMEA has accepted our application for Vidaza for filing, and we look forward to working closely with the EMEA in the coming months as we seek European regulatory approval for this treatment for this very serious disease,” said Judith A. Hemberger, executive vice president and chief operating officer of Pharmion. “Through our recent experience with the approval and launch of Vidaza in the United States, we recognize the real medical need that exists and hope to be able to provide a new treatment option for European physicians and their patients with Myelodysplastic Syndromes.”

Vidaza has been granted Orphan Product Designation by the EMEA, which, if the MAA is approved, entitles the drug to ten years of market exclusivity for MDS in the European Union.

Vidaza is the first drug approved in the United States for the treatment of MDS. Vidaza received a full approval for all five subtypes of MDS from the U.S. Food and Drug Administration on May 19, 2004. These subtypes include: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

The U.S. and European submissions for Vidaza were based upon a National Cancer Institute (NCI) sponsored Phase III study for the treatment of MDS, conducted by Cancer and Leukemia Group B (CALGB), and two supportive Phase II CALGB studies, which were also sponsored by the NCI.

-more-

Pharmion’s European Submission for Vidaza Accepted
Page Two

About Vidaza (azacitidine)

Azacitidine causes the death of rapidly dividing cells, including cancer cells that are no longer responsive to normal growth control mechanisms. In addition to this direct cytotoxic effect on abnormal cells in the bone marrow, azacitidine is member of a class of drugs in development known as “hypomethylating” or “demethylating” agents. Methylation of DNA is a major mechanism regulating gene expression. Researchers have found that an increase in methylation of DNA can result in blockage of the activity of genes that regulate cell division and differentiation, known as “suppressor genes.” With suppressor gene expression blocked, cell division becomes unregulated, allowing or promoting cancer. In in-vitro studies, researchers have found that azacitidine can reverse the methylation of DNA, which may restore normal function to genes that are critical for differentiation and proliferation.

About MDS:

MDS is a bone marrow disorder characterized by the production of abnormally functioning, immature blood cells. The highest prevalence of MDS is in patients over 60 years of age. Pharmion estimates there are approximately 30,000-40,000 new cases of MDS in the European Union each year. Survival rates range from six months to six years for the different subtypes of MDS. MDS can result in death from bleeding and infection in the majority of patients, and transformation to acute myelogenous leukemia (AML) occurs in up to 40 percent of patients. The prognosis for patients transforming to AML is exceptionally poor.

About Pharmion:

Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

###